Exhibit (4)(J)

Teachers Insurance and Annuity Association of America

730 Third Avenue, New York, N.Y. 10017

Telephone: [800-842-2776]

Separate Account One-Life Unit-Annuity

	Contract Number	Issue Date Mo Day Yr

	[Y000000-R	01 01 2009]

Annuitant	[DOE, JOHN]

This is a contract between you, as its owner and annuitant, and Teachers Insurance and Annuity Association of America (TIAA, we, us, our). The main features of your contract are described here. The next pages detail the rights and obligations the contract establishes for both you and TIAA. IT IS IMPORTANT THAT YOU READ YOUR CONTRACT.

GENERAL DESCRIPTION

This annuity contract will provide you with an income for life. Your income will be based on a number of annuity units payable at a stated frequency. The guaranteed period you have chosen, if any, is shown on page 3. If you die before the end of this guaranteed period, unit-annuity payments will be made to your beneficiaries until the end of the period. If this contract does not have a guaranteed period, no further payments will be made to anyone after your death.

The amount of dollars payable per annuity unit will vary depending on the net investment experience of the investment accounts. There is no guarantee of any dollar amount. Initial unit-annuity payments are calculated using an assumed net annual investment return of 4% and are then revalued periodically. Upon revaluation, if the net annualized rate of investment return exceeds 4% for the period of time since the last revaluation, the amount payable per annuity unit will increase. If it is less than 4%, the amount payable per annuity unit will decrease.

Expense charges will reduce the net annual investment return. The Real Estate Account separate account charge will never exceed 2.5% per year of average net assets. For all other investment accounts, the separate account charge will never exceed 2.0% per year of average net assets.

This contract does not guarantee any specific dollar amount of unit-annuity payments. Neither you nor any other person can assign this contract to anyone else or use it as collateral for a loan. This contract is not cashable while you are alive.

If you have any questions about this contract or need help to resolve a problem, you can contact us at the address or phone number above.

[/s/ William J. Mostyn	/s/ Roger W. Ferguson Jr.
Vice President and	President and
Corporate Secretary	Chief Executive Officer]

One-Life Unit-Annuity with Variable Benefits

Non-Participating

Your TIAA Separate Account One-Life Unit-Annuity Contract

Index of Provisions

Section

Access Account	24
Additional Income	41
Annuity Units	11
— At Issue	Page 3
— Number of	13
— Values	12
Assignment - No provision for	38
Beneficiaries	6
— Designation	Page 5
Business day	27
Claims of Creditors - Protection against	37
Commuted Values	8
Companion Contracts	Page 3
Comparable Contracts	18
Consideration	Page 4
Contract, Entire	35
Correspondence and Requests for Benefits	46
General Account	25
Gross Investment Factor	31
Guaranteed Period	2
Income Change Method	10
— Switch Between	19
— Annuity Units Payable After	21
— Effective Date	20
Internal Transfer	14
— Annuity Units Payable After	17
— Effective Date	15
— Unit-Annuity Payment After	16
Investment Account	22
— Insulation	26
— Modification	34
Loans - No provision for	39
Net Investment Factor
— Real Estate Account	29
— Other than Real Estate Account	30
Ownership	36
Payments
— First	1
— Final	3
— to Annuitant	4
— to Beneficiaries	5
— Based on Incorrect Data	43
— to an Estate, Trustee, etc.	45
Procedure for Elections and Changes	40
Proof of Survival	7
Real Estate Account	23
Restrictions on Transfers and Commuted Values	33
Roth Accounting	42
Separate Account Charge	32
Service of Process upon TIAA	44
Unit-Annuity	9
Valuation Day or Valuation Period	28

Your TIAA Separate Account One-Life Unit-Annuity Contract

Part A: Annuitant Data

[The guaranteed period, if any, begins on the first periodic payment date for new issues, and on the issue date for transfers. When there is no guaranteed period, all entries related to the guaranteed period will have entries of NONE or N/A.]

Issue Date:	[01 01 2009]
First Periodic Payment Date:	[01 01 2009]
Guaranteed Period:	[None]
Date the Guaranteed Period Begins:	[N/A]
Date of Last Payment Due Within the Guaranteed Period:	[N/A]
Frequency of Payment:	[Monthly]
Companion TIAA Traditional Annuity Contract Number:	[Y-000000-1]
Companion CREF Certificate Number:	[Z-000000-1]

Periodic Annuity Units Payable at Issue

	Number of Units Payable Under the Annual Income Change Method	Number of Units Payable Under the Monthly Income Change Method
TIAA Real Estate Account	[050.000	100.345	]

TIAA Access Account
Subaccounts:
[Account 1]	[010.000	200.345	]
…
[Account n]	[020.000	300.345	]

Annuitant Personal Data

Annuitant
Name:	[John Doe]
[Social Security Number:	On File]
[Date of Birth:	11 12 1955]

Your TIAA Separate Account One-Life Unit-Annuity Contract

[This provision will be used for issues arising from one TIAA accumulating annuity contract.]

[Consideration. TIAA has issued this contract in exchange for proceeds of [$100,000] from your accumulating annuity under TIAA contract number [B-000000-1]. This fulfills all obligations under your accumulating annuity contract for the amount converted. TIAA has accepted the consideration for this contract at its home office in New York, NY. ]

[This provision will be used for issues arising from multiple TIAA accumulating annuity contracts.]

[Consideration. TIAA has issued this contract in exchange for total proceeds of [$210,000.00] from your accumulating annuities under the TIAA contract numbers shown below. This fulfills all obligations under your accumulating annuity contracts for the amounts converted. TIAA has accepted the consideration for this contract at its home office in New York, NY.

Accumulating Annuity Contract Number	Dollars of Proceeds Exchanged
[B-000000-1	[$	10,000.00
B-000000-2		$20,000.00
B-000000-3		$30,000.00
B-000000-4		$40,000.00	]]

[This provision will be used for an “empty” contract (proceeds = $0.00) issued as part of a contract set.]

[Consideration. This contract is issued in conjunction with the issuance of CREF certificate number [Z-000000-1] and in consideration for the proceeds applied thereto.]

[This provision will be used for contracts issued to support an Internal Transfer.]

[Consideration. TIAA has issued this contract in exchange for the value of [4.657] unit-annuity units payable [annually] under the [monthly] income change method from your [CREF Stock Account] under your [certificate] number [Z-000000-1]. This fulfills all obligations of [CREF] under that [certificate] for those annuity units. TIAA has accepted the consideration for this contract at its home office in New York, NY.]

[This provision will be used when the issue date is not equal to the first periodic payment date.]

[Death Benefit before the First Periodic Payment Date. If you die before the first periodic payment date, we will pay a death benefit to the beneficiaries you named for this contract. If you have not named a beneficiary, or if none of the beneficiaries you named survives you, the death benefit will be paid in one sum to your estate.

The amount of the death benefit will equal:

A)	the accumulation that would have resulted had the considerations remained in the accumulating contracts; plus

B)	the accumulated value of the consideration for any internal transfers applied to this contract; plus

C)	the accumulated value of the consideration for any additional income applied to this contract; less

D)	the accumulated value of any payments made under this contract before the notification of the death; less

E)	the accumulated value of the consideration for any internal transfers from this contract applied to a companion contract.

The death benefit may be paid under any method of payment for death benefits then offered by TIAA.]

Your TIAA Separate Account One-Life Unit-Annuity Contract

[If there is no guaranteed period and the issue date is equal to the first periodic payment date, then the following provision will appear with the rest of pages 5 and 6 remaining blank.]

[Beneficiary Designation. Because this contract does not have a guaranteed period, no beneficiary designation is applicable.]

[If there is no guaranteed period and the issue date does not equal the first periodic payment date, then the following provision will appear.]

[Beneficiary Designation. You have named the following beneficiaries, effective as of this contract’s issue date. If you die before the first periodic payment date, your beneficiaries are entitled to receive benefits as described in this contract, subject to any special rules or restrictions noted below.]

[If there is a guaranteed period, the following provision will appear.]

[Beneficiary Designation. You have named the following beneficiaries, effective as of this contract’s issue date. If you die before the date of last payment due within the guaranteed period, your beneficiaries are entitled to receive benefits as described in this contract, subject to any special rules or restrictions noted below.]

Primary Beneficiaries

Name of Beneficiary	Soc. Sec. No.	Date of Birth	Relationship	Share
[ c-Joan Doe	On File	09 01 1956	Sister	15/100
c-James Doe	On File	10 01 1950	Brother	10/100
Jane Doe	On File	09 01 1955	Spouse	50/100
Jane Doe is an irrevocable beneficiary.

a-Salvation Army	N/A	N/A	Trust	25/100
to be known as the John Doe Memorial Endowment Fund for Underprivileged Children.]

[If a beneficiary must receive a lump sum - generally for an estate or institution as beneficiary, then the following provision will appear.]

[a- Automatic Commuted Value: The indicated beneficiary will be paid the commuted value of their share of any unit-annuity payments remaining due after the death of the annuitant.]

[If the annuitant does not want a beneficiary to be able to choose a lump sum, then the following provision will appear.]

[b- No Commuted Values: The indicated beneficiary can’t elect a commuted value under this contract.]

[If the annuitant has allowed payment of a deceased beneficiary’s share of unit-annuity payments to be made to that beneficiary’s children, then the following provision will appear.]

[c- Payment to Children of a Deceased Beneficiary: If the indicated beneficiary dies and would have been entitled to receive unit-annuity payments had he or she survived, then the commuted value of that beneficiary’s share of any remaining unit-annuity payments will be divided equally by his or her surviving children.]

Your TIAA Separate Account One-Life Unit-Annuity Contract

Contingent Beneficiaries

Name of Beneficiary	Soc. Sec. No.	Date of Birth	Relationship	Share
[ Mary Doe	On File	01 01 1980	Daughter	N/A
b,c-John Doe Jr.	On File	04 01 1985	Son	N/A
b-Charles Doe	On File	06 01 1989	Son	N/A

Sarah Doe	On File	05 01 2005	Granddaughter	N/A

My granddaughter Sarah Doe can’t receive a lump sum unless she has passed her 18th birthday.

a-New York Hospital	N/A	N/A	Trust	N/A
New York, N.Y. 10017, to be known as the John and Jane Doe Memorial Fund.]

[If a beneficiary must receive a lump sum - generally for an estate or institution as beneficiary, then the following provision will appear.]

[a- Automatic Commuted Value: The indicated beneficiary will be paid the commuted value of their share of any unit-annuity payments remaining due after the death of the annuitant.]

[If the annuitant does not want a beneficiary to be able to choose a lump sum, then the following provision will appear.]

[b- No Commuted Values: The indicated beneficiary can’t elect a commuted value under this contract.]

[If the annuitant has allowed payment of a deceased beneficiary’s share of unit-annuity payments to be made to that beneficiary’s children, then the following provision will appear.]

[c- Payment to Children of a Deceased Beneficiary: If the indicated beneficiary dies and would have been entitled to receive unit-annuity payments had he or she survived, then the commuted value of that beneficiary’s share of any remaining unit-annuity payments will be divided equally by his or her surviving children.]

Your TIAA Separate Account One-Life Unit-Annuity Contract

Account Specifications Page

The following Investment Accounts are available as of the issue date of this contract:

TIAA Real Estate Account

TIAA Access Account subaccounts:

[Account 1]

…

[Account n]

Your TIAA Separate Account One-Life Unit-Annuity Contract

This page is left blank intentionally

Your TIAA Separate Account One-Life Unit-Annuity Contract

Part B: When Unit-Annuity Payments Are Made

1.	First Periodic Payment. This contract is effective as of the issue date shown on page 1. Your periodic unit-annuity payments will begin as of the first periodic payment date shown on page 3, if you are then alive.

2.	Guaranteed Period. A guaranteed period is the period of time for which unit-annuity payments under this contract will continue regardless of whether you are alive. The guaranteed period you have chosen, if any, and the date on which it begins, appear on page 3.

3.	Final Periodic Payment. The final periodic unit-annuity payment under this contract will be the last one due on or before the date of your death, unless you die before the end of a guaranteed period. In that case, unit-annuity payments will continue to your beneficiaries, and the final periodic payment will be made on the date of the last payment due within the guaranteed period. The date of the last payment due within the guaranteed period, as of the issue date, is shown on page 3. Unit-annuity payments to a beneficiary will stop if he or she takes the commuted value of the remaining unit-annuity payments in one sum.

Part C: To Whom Unit-Annuity Payments Are Made

4.	Payments Made to Annuitant. We will make unit-annuity payments to you for as long as you live.

5.	Payments Made to Beneficiaries. If you die before the end of a guaranteed period, we will make unit-annuity payments to your beneficiaries until the guaranteed period ends. Instead of unit-annuity payments, a beneficiary can choose to receive the commuted (discounted) value of that beneficiary’s portion of the remaining unit-annuity payments in one sum, unless otherwise noted in your beneficiary designation. If a beneficiary is not a natural person, instead of unit-annuity payments we may pay the commuted value of the remaining unit-annuity payments in one sum, as described in section 45.

If you die before the end of a guaranteed period but have outlived all your beneficiaries, we will pay the commuted value of any remaining unit-annuity payments to your estate. If you die and a beneficiary subsequently dies before the end of a guaranteed period, we will pay the commuted value of that beneficiary’s portion of any remaining unit-annuity payments in equal shares to any other beneficiaries, unless otherwise noted in your beneficiary designation. If no other beneficiary has been named, or no one so named is then living, the commuted value will go to the last surviving beneficiary’s estate.

6.	Beneficiaries. You can name two kinds or “classes” of beneficiaries, primary and contingent, which set the order of payment. At your death, or at the subsequent death of a beneficiary, before the end of a guaranteed period, your “beneficiaries” are the surviving primary beneficiaries you named. If no primary beneficiary survives, your “beneficiaries” are the surviving contingent beneficiaries you named.

The share of any named beneficiary in a class who does not survive will be allocated in equal shares to the beneficiaries in such class who do survive, even if you have provided for these beneficiaries to receive unequal shares.

The beneficiaries you designated as of your unit-annuity contract’s issue date appear beginning on page 5. Unless you have made your beneficiary designation irrevocable, you can change, add, or delete beneficiaries as explained in section 40.

7.	Proof of Survival. We may require satisfactory proof that anyone named to receive unit-annuity payments under your unit-annuity contract is alive on the date each unit-annuity payment is due. If we do not receive such proof after we have requested it in writing, we can withhold payments entirely until it has been provided. Any overpayment made because we have not been notified of a death must be returned to TIAA.

Your TIAA Separate Account One-Life Unit-Annuity Contract

8.	Commuted Values. If you die during the guaranteed period, the commuted value of the unit-annuity payments due under this contract for the remainder of the guaranteed period is available as an option to your beneficiaries, unless otherwise noted in your beneficiary designation. No commuted value is available after the guaranteed period, or if this contract does not have a guaranteed period. No commuted value is available during your lifetime.

The commuted (discounted) value of an annuity is an amount paid in a lump sum instead of in a series of payments. We calculate the commuted value of a unit-annuity as the present value, based on interest at the effective annual rate of 4%, of the unit-annuity payments due for the remainder of the guaranteed period. The dollar values used for the unit-annuity payments in the calculation are those that would be paid if periodic payments were to continue and the annuity unit value, under each income change method, on each future payment valuation date were to equal the annuity unit value as of the calculation date. The effective date of the calculation of the commuted value is the business day in which we receive, in a form acceptable to us, the request for a commuted value.

A commuted value will be reduced by any redemption charges imposed by the funds underlying the accounts from which the unit-annuity payments are due, as described in section 33.

Part D: How Unit-Annuity Payment Amounts Are Determined

9.	Unit-Annuity. A unit-annuity is a series of periodic payments based on a specified number of annuity units payable at a stated payment frequency. Each unit-annuity payment is equal to the then-current value of one annuity unit multiplied by the number of annuity units payable. The value of each annuity unit will change either once each year or once each month according to the income change method you select. A unit-annuity may be comprised of annuity units payable under one or both income change methods.

10.	Income Change Method. Unit-annuity payments are determined under one of two income change methods. Under the annual income change method, the amount of each unit-annuity payment is revalued each year. Currently, the payment changes on May 1, using the annuity unit value as of the payment valuation date for the annual income change method, which is the prior March 31.

Under the monthly income change method, the amount of each unit-annuity payment is revalued every month. The payment amount is determined using the annuity unit value as of the payment valuation date for the monthly income change method in the prior month. Currently, the payment valuation date for the monthly income change method is the twentieth day of a month (or if the twentieth is not a business day, the prior business day) for unit-annuity payments due on the first day of the following month.

We can modify the payment valuation date under either method, and the date the payment changes under the annual method. We can delete or stop offering unit-annuities in any investment accounts, or can stop offering either the annual or the monthly income change method in any accounts, as described in section 34.

11.	Annuity Units. The annuity unit is the basic unit of payment for a unit-annuity. There is a separate and distinct annuity unit for each income change method within each investment account.

The value of an annuity unit is calculated as of each valuation day to reflect the investment experience of its account. The actual mortality and expense experience of the account will not reduce the amount payable per annuity unit.

12.

Annuity Unit Values. The annuity unit value for an account and income change method is determined by multiplying the annuity unit value at the end of the previous valuation day by the account’s net investment factor for the valuation period, and dividing the result by the value of $1.00

Your TIAA Separate Account One-Life Unit-Annuity Contract

accumulated with interest over the valuation period at an effective annual rate of 4%. The resulting value is then adjusted to reflect that annuity income amounts are redetermined only on the payment valuation date for that income change method. The purpose of the adjustment is to equitably apportion assets of the account among annuitants who receive annuity income for the entire period between two payment valuation dates for an income change method, and those who start or stop receiving annuity income under that income change method between the two dates.

13.	Number of Annuity Units. The number of annuity units payable to you under each income change method from each account, as of the issue date, is shown on page 3. The number of annuity units payable will be modified by any transfers or switches you make, or if additional income is purchased as described in section 41.

Part E: Internal Transfers

14.	Internal Transfers. An internal transfer is the exchange of annuity units payable from a variable account (a CREF account or an investment account under this contract) for annuity units payable from another variable account within the same contract or under a companion contract, or for future income under a companion TIAA Traditional Annuity contract. An internal transfer is also the exchange of future annuity income under a TIAA Traditional Annuity contract for annuity units payable from a comparable CREF Equities Unit-Annuity. Your companion contracts are identified on page 3.

You may transfer some or all of the annuity units payable under this contract to a CREF account in your companion CREF certificate, or to your companion TIAA Traditional Annuity contract. You may also transfer annuity units from your companion CREF certificate to this contract.

The income change method for unit-annuity payments will not change because of an internal transfer. (See Part F for switches between income change methods.) You cannot transfer annuity units to a variable account that does not offer unit-annuities under the same income change method as the one under which the units being transferred are being paid, as described in section 34.

Internal transfers to or from TIAA Traditional Annuity contracts or CREF certificates are subject to the terms of such contracts or certificates. Internal transfers to or from CREF certificates are also subject to the terms of CREF’s Rules of the Fund.

After your death, your beneficiaries will have the same transfer rights during the remainder of the guaranteed period that you had under this contract while you were alive.

15.	Effective Date of Internal Transfers. An internal transfer will be effective as of the end of the business day in which we receive, in a form acceptable to us, your request for an internal transfer. You may defer the effective date of the internal transfer until any business day following the date on which we receive your request. We will determine all values as of the end of the effective date. You cannot revoke any internal transfer after its effective date. Internal transfers from each income change method within each investment account cannot be made more frequently than once per calendar quarter.

16.	Unit-Annuity Payments After a Transfer. You begin to participate in the experience of an account to which you transfer annuity units as of the end of the effective date of the internal transfer. Your unit-annuity payments will change when they are revalued on the next payment valuation date that is on or after the transfer’s effective date. Thus, if you transfer annuity units among variable accounts under the annual income change method, your unit-annuity payments will change when your unit-annuity payment is revalued on the following payment valuation date for the annual income change method (currently March 31 for unit-annuity payments due on and after the following May 1).

If you transfer annuity units payable under the monthly income change method, or if you transfer annuity units payable under either income change method to your TIAA Traditional Annuity contract, your unit-annuity payments will change following the next payment valuation date for the monthly income change method (currently the twentieth day of each month, or the prior business day if the twentieth is not a business day).

Your TIAA Separate Account One-Life Unit-Annuity Contract

17.	Annuity Units Payable After an Internal Transfer. The number of annuity units payable under an income change method in an investment account will be reduced by the number of annuity units you transfer out of that method under that account.

The number of annuity units payable under an income change method in an investment account will be increased if you make a transfer to that method under that account.

The number of annuity units payable after a transfer will also be affected by any redemption charges imposed by the fund underlying the account, as described in section 33.

18.	Comparable Contract. Comparable contracts are the companion contracts, if any, listed on page 3. College Retirement Equities Fund (CREF) is a companion organization to TIAA.

Part F: Switching Between Income Change Methods

19.	Switching Between Income Change Methods. A switch between income change methods is the exchange of annuity units in an investment account payable under one income change method for annuity units in the same account payable under the other income change method.

You (or your beneficiaries after your death during a guaranteed period) may switch between income change methods in any account that offers both methods. We can stop providing unit-annuities payable under either income change method in any accounts, as described in section 34.

20.	Effective Date of a Switch in Income Change Methods. All switches between income change methods will be effective on the payment valuation date for the annual method, currently March 31. We must receive, in a form acceptable to us, your request for a switch on or before the end of the payment valuation date (or the last business day before the payment valuation date if it is not a business day) in order for the switch to be effective on that date. You cannot revoke a switch after its effective date, but you can switch back to the original method on a subsequent payment valuation date for the annual method, unless prohibited as described in section 34.

You begin to participate in the experience of the account under the income change method to which you switch annuity units as of the end of the effective date of the switch. Your unit-annuity payments will change when they are revalued on the next payment valuation date that is on or after the effective date of the switch. Thus, if you switch on a March 31 (the current effective date for all switches), your April 1 payment (if any) will not change due to the switch. Your May 1 payment (if any) will reflect the annuity units payable under each income change method after the switch.

21.	Annuity Units Payable After a Switch in Income Change Methods. The number of annuity units payable under an income change method in an investment account will be reduced by the number of annuity units you switch out of that method under that account.

The number of annuity units payable under an income change method in an investment account will be increased if you switch any annuity units to that method under that account.

Part G: Accounts

22.	An Investment Account is the Real Estate Account or any subaccount of any other separate account available under this contract that holds shares of a fund or funds which are managed with a specified investment objective. The investment accounts available as of the issue date of this contract are listed on the account specifications page.

23.	Real Estate Account. All considerations credited to the Real Estate Account become part of separate account VA-2, established by TIAA under New York law to provide benefits under this contract and other similar contracts. The assets and liabilities of separate account VA-2 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account.

Your TIAA Separate Account One-Life Unit-Annuity Contract

The Real Estate Account’s investment objective is a favorable rate of return over the long term primarily through rental income and capital appreciation of real estate investments owned by the Account. The Real Estate Account holds mainly income-producing real estate properties and other real estate-related investments.

24.	Access Account. All considerations credited to subaccounts of the Access Account become part of separate account VA-3, established by TIAA under New York law to provide benefits under this contract and other similar contracts. The assets and liabilities of separate account VA-3 are segregated from the assets and liabilities of the general account, and from the assets and liabilities of any other TIAA separate account.

The Access Account is a unit-investment trust which is a registered investment company under the Investment Company Act of 1940. However, we may operate the separate account using any other form permitted under the Act. Also, we may deregister the separate account under the Act, subject to compliance with applicable law.

25.	General Account. The general account consists of all of TIAA’s assets other than those in separate accounts.

26.	Insulation of Investment Accounts. TIAA owns the assets in each investment account. To the extent permitted by law, the assets in each investment account will not be charged with liabilities arising out of any other business TIAA may conduct. All income, gains and losses, whether or not realized, of each investment account will be credited to or charged against only that account without regard to TIAA’s other income, gains or losses.

27.	Business Day. A business day is any day that the New York Stock Exchange is open for trading. A business day ends at 4:00 p.m. Eastern time, or when trading closes on the New York Stock Exchange, if earlier.

28.	Valuation Day. A valuation day is any business day, as well as the last calendar day of each month. Valuation days end as of the close of all U.S. national exchanges where securities or other investments of the investment accounts are principally traded. Valuation days that aren’t business days end at 4:00 p.m. Eastern Time. A Valuation Period is the time from the end of a valuation day to the end of the next valuation day.

29.	The Real Estate Account’s Net Investment Factor for a valuation period is based on the amount of accrued real estate net operating income, dividends, interest and other income during the current period, a deduction of the separate account charge, both realized and unrealized capital gains and losses incurred, and other accounting adjustments during the current period. The precise formula for the net investment factor is A divided by B, as follows:

A)	The value of the Real Estate Account’s net assets at the end of the current valuation period, less any premiums received during the current period.

B)	The value of the Real Estate Account’s net assets at the end of the previous valuation period, plus the net effect of transactions (e.g. internal transfers, benefit payments) made at the start of the current valuation period.

30.	The Net Investment Factor for any investment account other than the Real Estate Account equals that account’s gross investment factor minus the separate account charge incurred for that account since the previous valuation day.

31.	Each investment account other than the Real Estate Account has its own Gross Investment Factor. An account’s gross investment factor equals A divided by B, as follows:

A equals	i.	the value of the shares in the funds held by the account, as reported to us by the funds, as of the end of the valuation day, excluding the net effect of contractholders’ transactions (i.e., premiums received, benefits paid, and transfers to and from the account) made during that day; plus

Your TIAA Separate Account One-Life Unit-Annuity Contract

	ii.	investment income and capital gains distributed to the account; less

	iii.	any amount paid and/or reserved for tax liability resulting from the operation of the account since the previous valuation day.

B equals		the value of the shares in the funds held by the account as of the end of the prior valuation day, including the net effect of contractholders’ transactions made during the prior valuation day.

32.	Each investment account has its own separate account charge.

The separate account charge for the Real Estate Account is assessed for mortality and expense risk, liquidity risk, and administrative and investment advisory services. This charge can be increased or decreased at the discretion of TIAA and is guaranteed not to exceed 2.5% per year of average net assets.

The separate account charge for any investment account under this contract other than the Real Estate Account is assessed for mortality and expense risk and administration. This charge can be increased or decreased at the discretion of TIAA and is guaranteed not to exceed 2.0% per year of that account’s average net assets.

33.	Restrictions on Transfers and Commuted Values. To the extent permitted by applicable law, we may reject, limit, defer or impose other conditions on transfers into or out of, or commuted values available from, an investment account in order to curb frequent transaction activity to the extent that comparable limitations are imposed on the purchase, redemption or exchange of shares of any of the funds held by an investment account. In accordance with applicable law, we may terminate the transfer feature of this contract at any time.

A fund in which an investment account invests may impose a redemption charge on its assets that are redeemed out of the fund in connection with a transfer or commuted value. The fund determines the amount of the redemption charge, and the charge is retained by or paid to the fund and not by or to TIAA. The redemption charge may affect the number and value of annuity units transferred out of, or commuted from, the account that invests in that fund.

34.	Modification of Investment Accounts. We may, as permitted by applicable law, combine, delete, or stop providing unit-annuities in, any or all investment accounts. We may stop providing unit-annuities under either the annual or monthly income change method from any or all accounts.

If an account is deleted or stops offering unit-annuities, you (or your beneficiaries after your death) must transfer any annuity units payable from the account to any remaining account under this contract or your companion TIAA Traditional Annuity contract or your companion CREF certificate, as described in part E. If you do not tell us where to transfer your annuity units, we will transfer them to the CREF Money Market Account under your companion CREF certificate, where you can leave them or subsequently transfer them according to transfer provisions then applicable.

If an account stops providing unit-annuities under one of the income change methods, you (or your beneficiaries after your death) must transfer or switch any annuity units payable under the deleted method, as described in parts E and F. If you do not tell us to transfer or switch your annuity units, we will switch them to the other income change method in the same account.

Transfers to or from a CREF certificate are subject to the terms of that certificate and to CREF’s Rules of the Fund. Transfers to a TIAA Traditional Annuity contract are subject to the terms of that contract.

We may, as permitted by applicable law and the New York Insurance Department, change or substitute the funds whose shares are held by the investment accounts.

Your TIAA Separate Account One-Life Unit-Annuity Contract

Part H: General Provisions

35.	The Contract. This document (and any endorsements and amendments to it) is the entire contract between you and TIAA. Any endorsement or amendment of this contract or waiver of any of its provisions will be valid only if in writing and signed by an executive officer of TIAA.

36.	Ownership. You own this contract. During your lifetime you can exercise every right given by it without the consent of any other person, to the extent permitted by law.

37.	Protection Against Claims of Creditors. Your benefits and rights, and those of any other person under this contract, are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

38.	No Assignment. Neither you nor any other person may assign or pledge ownership of this contract or any benefits under its terms. Any such action will be void and of no effect.

39.	No Loans. You cannot use this contract to secure a loan.

40.	Procedure for Elections and Changes. You (or your beneficiaries after your death) have to make any choices or changes available under this contract in a form acceptable to us at our home office in New York, NY, or at another location that we designate. If you (or your beneficiaries after your death) send us a notice changing your beneficiaries or other persons named to receive payments, it will take effect as of the date it was signed even if you (or any other signer) die before the notice actually reaches us. Any other notice will take effect as of the date we receive it. If we take any action in good faith before receiving the notice, we will not be subject to liability even if our acts were contrary to what was stated in the notice.

For purposes of determining the effective dates of any transactions, transaction requests will only be deemed to have been received when they are received by TIAA, or its appropriately designated agent, in good order, in accordance with procedures established by TIAA or as required by law. TIAA reserves the right to limit the number of transactions that you may make effective on a single business day.

41.	Additional Income. If, after the issuance of this contract, additional premiums are remitted by your employer to your accumulating annuity contracts listed in the consideration provision, we will use the accumulated value of these premiums to purchase additional benefits under this contract. Any additional benefits will be purchased on a date or dates that we choose, within three months after the first periodic payment date.

42.	Roth Accounting. Notwithstanding any other provision in this contract, annuity units under this contract will be accounted for separately to the extent required by IRC Section 402A, or any successor section governing Roth 401(k) and/or Roth 403(b) amounts. If there is a change in IRC Section 402A, this provision shall be construed as referring to such section as changed.

43.	Payments Based on Incorrect Data. If any information about your age or sex that we use to determine the amount of your unit-annuity payments turns out to be incorrect, we will recalculate your unit-annuity payments as necessary. We will make up for any underpayments as soon as we have recalculated based on accurate information; overpayments will be charged against payments due after the correction is made. Any corrections to be paid or charged will include interest compounded at an effective annual rate of 6 percent.

44.	Service of Process upon TIAA. We will accept service of process in actions or suits against us on this contract in any court of competent jurisdiction in the United States, provided the process is properly made. We will also accept process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

Your TIAA Separate Account One-Life Unit-Annuity Contract

45.	Payment to an Estate, Trustee, etc. We may pay in one sum the commuted value of any unit-annuity payments due an estate, corporation, partnership, trustee or other entity not a natural person. We will not be responsible for the acts or neglects of any executor, trustee, guardian, or other third party receiving payments under this contract.

If you designate a trustee of a trust as beneficiary, we are not obliged to ask about the terms of the underlying trust or any will.

If benefits become payable to the designated trustee of a testamentary trust, but:

A)	no qualified trustee makes claim for the benefits within nine months after your death; or

B)	evidence satisfactory to us is presented any time within such nine-month period that no trustee can qualify to receive the benefits due,

we will pay the benefits to the successor beneficiaries, if any are designated and survive you. If no successor beneficiaries survive, we will pay the benefits to the executors or administrators of your estate.

If benefits become payable to an inter vivos trustee, but the trust is not in effect or there is no qualified trustee, we will pay the benefits to the successor beneficiaries, if any are designated and survive you; otherwise payment will be made to the executors or administrators of your estate.

Payment to any trustee, successor beneficiary, executor, or administrator, as provided for above, shall fully satisfy TIAA’s payment obligations under this contract to the extent of such payment.

46.	Correspondence and Requests for Benefits. TIAA deems notices, applications, forms, or requests for benefits as received only when they reach our home office, or at another location that we designate. All benefits are payable at our home office in New York, NY, or at another location that we designate. Please send any questions about this contract or TIAA products and services to:

TIAA

[730 Third Avenue

New York, NY 10017-3206]

One-Life Unit-Annuity with Variable Benefits

Non-Participating

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